Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2023	2022	2023	2022
	(in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,849	$1,876	$7,353	$7,331
Intermodal	794	913	3,090	3,681
Coal	430	448	1,713	1,733
Total railway operating revenues	3,073	3,237	12,156	12,745

Railway operating expenses
Compensation and benefits	721	653	2,819	2,621
Purchased services and rents	551	520	2,070	1,922
Fuel	303	367	1,170	1,459
Depreciation	330	309	1,298	1,221
Materials and other	210	207	832	713
Eastern Ohio incident	150	—	1,116	—
Total railway operating expenses	2,265	2,056	9,305	7,936

Income from railway operations	808	1,181	2,851	4,809

Other income – net	38	34	191	13
Interest expense on debt	195	177	722	692

Income before income taxes	651	1,038	2,320	4,130

Income tax expense (benefit)
Current	120	188	542	777
Deferred	4	60	(49)	83
Total income taxes	124	248	493	860

Net income	$527	$790	$1,827	$3,270

Earnings per share – diluted	$2.32	$3.42	$8.02	$13.88

Weighted average shares outstanding – diluted	226.3	230.7	227.4	235.6

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	At December 31,
	2023	2022
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,568	$456
Accounts receivable – net	1,147	1,148
Materials and supplies	264	253
Other current assets	292	150
Total current assets	3,271	2,007

Investments	3,839	3,694
Properties less accumulated depreciation of $13,265 and $12,592, respectively	33,326	32,156
Other assets	1,216	1,028

Total assets	$41,652	$38,885

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,638	$1,293
Short-term debt	—	100
Income and other taxes	262	312
Other current liabilities	728	341
Current maturities of long-term debt	4	603
Total current liabilities	2,632	2,649

Long-term debt	17,175	14,479
Other liabilities	1,839	1,759
Deferred income taxes	7,225	7,265

Total liabilities	28,871	26,152

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 225,681,254 and 228,076,415 shares, respectively, net of treasury shares	227	230
Additional paid-in capital	2,179	2,157
Accumulated other comprehensive loss	(320)	(351)
Retained income	10,695	10,697

Total stockholders’ equity	12,781	12,733

Total liabilities and stockholders’ equity	$41,652	$38,885

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2023	2022
	($ in millions)
Cash flows from operating activities
Net income	$1,827	$3,270
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,298	1,221
Deferred income taxes	(49)	83
Gains and losses on properties	(49)	(82)
Changes in assets and liabilities affecting operations:
Accounts receivable	(2)	(171)
Materials and supplies	(11)	(35)
Other current assets	(54)	(18)
Current liabilities other than debt	435	23
Other – net	(216)	(69)

Net cash provided by operating activities	3,179	4,222

Cash flows from investing activities
Property additions	(2,349)	(1,948)
Property sales and other transactions	86	263
Investment purchases	(124)	(12)
Investment sales and other transactions	205	94

Net cash used in investing activities	(2,182)	(1,603)

Cash flows from financing activities
Dividends	(1,225)	(1,167)
Common stock transactions	3	(4)
Purchase and retirement of common stock	(622)	(3,110)
Proceeds from borrowings	3,293	1,832
Debt repayments	(1,334)	(553)

Net cash provided by (used in) financing activities	115	(3,002)

Net increase (decrease) in cash and cash equivalents	1,112	(383)

Cash and cash equivalents
At beginning of year	456	839

At end of year	$1,568	$456

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$653	$619
Income taxes (net of refunds)	681	750

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. Eastern Ohio Incident

On February 3, 2023, a train operated by Norfolk Southern derailed in East Palestine, Ohio. During 2023, we recognized $1.1 billion of expense for costs primarily associated with environmental matters and legal proceedings resulting from the incident ($150 million of which was recognized in the fourth quarter). The total expense recorded in 2023 is net of $101 million in insurance recoveries recorded during year ($76 million of which was recognized in the fourth quarter). Any additional amounts recoverable under our insurance policies or from third parties will be reflected in future periods in which recovery is considered probable. No amounts have been recorded related to potential third-party recoveries, which may reduce amounts payable by our insurers under applicable insurance coverage.

2. Stock Repurchase Program

We repurchased and retired 2.8 million and 12.6 million shares of common stock under our stock repurchase programs in 2023 and 2022, respectively, at a cost of $627 million and $3.1 billion, respectively, inclusive of excise taxes in 2023.